Exhibit 99.1

Motorola Solutions Announces Expiration of Its Cash Tender Offer

SCHAUMBURG, Ill., June 21, 2011 – Motorola Solutions, Inc. (NYSE: MSI) announced today the expiration, as of 12 midnight, Eastern Daylight Time, on June 20, 2011 (the “expiration date”), of its previously announced cash tender offer (the “tender offer”) for a combined maximum aggregate principal amount of debt securities (collectively, the “notes”) of $540,000,000.

According to information provided by Global Bondholder Services Corporation, the depositary for the tender offer, in excess of $540,000,000 in the aggregate principal amount of notes with the three highest acceptance priority levels were validly tendered and not validly withdrawn on or before the expiration date, as more fully set forth below. Since the combined aggregate principal amount of notes tendered with the three highest acceptance priority levels exceeded $540,000,000, none of the 6.000% Senior Notes due 2017 (Acceptance Priority Level 4) or 7.500% Debentures due 2025 (Acceptance Priority Level 5) will be purchased pursuant to the tender offer.

Title of Security	CUSIP/ISIN Numbers	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Principal Amount Tendered	Percentage of Outstanding Amount Tendered
6.500% Debentures due 2028	620076AP4	$210,227,000	1	$173,764,000	82.66%
6.500% Debentures due 2025	620076AK5	$313,900,000	2	$196,008,000	62.44%
6.625% Senior Notes due 2037	620076BA6	$224,761,000	3	$204,478,000	90.98%

Motorola Solutions has accepted for purchase $540,000,000 combined aggregate principal amount of notes. Upon the terms and subject to the conditions of the tender offer, Motorola Solutions has accepted all 6.500% Debentures due 2028 (Acceptance Priority Level 1) validly tendered and not validly withdrawn, all 6.500% Debentures due 2025 (Acceptance Priority Level 2) validly tendered and not validly withdrawn and $170,228,000 in aggregate principal amount of 6.625% Senior Notes due 2037 (Acceptance Priority Level 3) validly tendered and not validly withdrawn. Notes of the series in Acceptance Priority Level 3 have been prorated by a proration factor of approximately 83.29% in the manner described in the Offer to Purchase, dated May 23, 2011, as amended.

Motorola Solutions expects to make payment for all notes accepted for purchase, including accrued and unpaid interest on the notes, in same-day funds, today, June 21, 2011.

Notes tendered in to the tender offer that have not been accepted for purchase due to the priority acceptance procedures or due to proration will promptly be returned to the tendering holders.

Goldman, Sachs & Co., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC served as the Lead Dealer Managers for the tender offer and BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC served as the Co-Dealer Managers for the tender offer. Goldman, Sachs & Co. may be contacted at (800) 828-3182 (toll free) or (212) 902-5128 (collect), Citigroup Global Markets Inc. may be contacted at (800) 558-3745 (toll free) or (212) 723-6106 (collect) and Credit Suisse Securities (USA) LLC may be contacted at (800) 820-1653 (toll free) or (212) 325-5912 (collect). Global Bondholder Services Corporation served as the Depositary and the Information Agent for the tender offer.

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This release contains forward-looking statements with respect to the timing and principal amount of notes to be purchased in the cash tender offer, including certain terms and conditions of the tender offer. Although Motorola Solutions believes that the expectations contained in this release are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. Actual results may differ materially from the anticipated results or expectations expressed in this release. Motorola Solutions, Inc. has included in its Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended April 2, 2011, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

About Motorola Solutions

Motorola Solutions is a leading provider of mission-critical communication products and services for enterprise and government customers. Through leading-edge innovation and communications technology, it is a global leader that enables its customers to be their best in the moments that matter. Motorola Solutions trades on the New York Stock Exchange under the ticker “MSI.” To learn more, visit www.motorolasolutions.com. For ongoing news, please visit our media center or subscribe to our news feed.

Media Contact:

Nick Sweers

Motorola Solutions

+1 847-576-2462

nicholas.sweers@motorolasolutions.com

Investor Contact:

Shep Dunlap

Motorola Solutions

+1 847-576-6899

shep.dunlap@motorolasolutions.com

MOTOROLA, MOTOROLA SOLUTIONS and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. ©2011 Motorola Solutions, Inc. All rights reserved.